EXHIBIT 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)	[ROYSTER CLARK LOGO]

NEWS RELEASE

From: Amy Cobb, Manager of Corporate Communications	December 23, 2003
(757) 222-9514	For Immediate Release

Royster-Clark Closes on Three Year Revolving Credit Facility

New York, NY, December 23, 2003 — Royster-Clark announced today that it has formally closed on a three-year revolving credit facility with a consortium of banks headed by U.S. Bank, CIT and Bank of America. The new revolving credit increases the maximum funds available to the company from $205 million to $225 million. Altogether, nine banks have joined the new consortium. According to Chief Financial Officer, Paul Murphy, the agreement is an amended and re-stated version of the existing revolving credit facility with terms and conditions that are substantially similar to the past. Murphy stated that he expects the company to save substantially on annual interest expense compared to the rates that the company is currently paying on it is revolving credit. According to Murphy, “Royster-Clark is pleased to have this scheduled refinancing brought to a successful conclusion four months early and we now look forward to serving our customers and suppliers through three full seasons before our next scheduled refinancing comes due in December 2006.”

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

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